UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant                              ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Creative Realities, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11.

CREATIVE REALITIES, INC.

13100 Magisterial Drive, Suite 100

Louisville, KY 40223

PROXY STATEMENT SUPPLEMENT DATED SEPTEMBER 4, 2024

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 18, 2024

The following information supplements and should be read in conjunction with the definitive proxy statement (the “Proxy Statement”) of Creative Realities, Inc. (the “Company”), which was filed with the Securities and Exchange Commission (the “SEC”) on August 27, 2024, related to the Company’s 2024 annual meeting of shareholders (the “Annual Meeting”) scheduled to be held on October 18, 2024.

SUPPLEMENTAL DISCLOSURE

The Company is providing this supplement to reflect the following updates to the disclosure in the Proxy Statement.

Proxy Solicitor

The Company has retained Regan & Associates, Inc. to act as proxy solicitation agent. In connection with these services, Regan & Associates will receive approximately $30,000 for its assistance and will be reimbursed for certain out-of-pocket expenses.

Shareholders who have any questions or require any assistance with casting a vote, or who do not have the Proxy Statement or required materials, may contact our proxy solicitor, Regan & Associates, Inc., by telephone (toll-free within North America) at 1-800-737-3426.

* * *

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

This Supplement is being filed with the SEC on, and first made available to stockholders on or about, September 4, 2024. No other changes have been made to the Proxy Statement or to the matters to be considered at the Annual Meeting, and this Supplement does not otherwise supplement, amend or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Annual Meeting. If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.